MuniHoldings Insured Fund II, Inc.

File No. 811-9191

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

During the fiscal year the following individuals were Directors and/or Officers of the Registrant or Adviser to the Registrant; were subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant; and failed to file Forms 3 or 4 on a timely basis.

Mr. Bradley J. Lucido, Secretary to the Registrant is subject to Section 16 of the Securities Exchange Act of 1934. A Form 3 should have been filed by April 23, 1999, but was actually filed on December 10, 1999.

Ms. Alice Pellegrino, former Secretary to the Registrant was subject to Section 16 of the Securities Exchange Act of 1934. A Form 4 should have been filed by May 10, 1999, but was actually filed on December 10, 1999.

Mr. Michael G. Clark, Senior Vice President to the Investment Adviser, is subject to Section 16 of the Securities Exchange Act of 1934. A Form 4 should have been filed by March 10, 2000, but was actually filed on July 6, 2000.